Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (this “Amendment”), dated as of April 23, 2021, is entered into by and between Tribune Publishing Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of July 28, 2020, as amended on February 16, 2021 (the “Agreement”);

WHEREAS, (i) Section 24 of the Agreement provides, among other things, that prior to a Section 9(a)(ii) Event, the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of the holders of the Rights or Right Certificates, (ii) pursuant to Section 24 of the Agreement, an Authorized Officer of the Company has delivered a certificate to the Rights Agent stating that the proposed amendments to the Agreement set forth in this Amendment are in compliance with the terms of the Agreement, and (iii) pursuant to the terms of the Agreement and in accordance with Section 24 thereof, the Company has directed that the Agreement should be amended as set forth in this Amendment; and

WHEREAS, capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

A.	Amendments to Agreement.

1.	The definition of “Passive Investor” in Section 1(a) of the Agreement is hereby deleted in its entirety and is replaced with the following in lieu thereof:

““Passive Investor” shall mean a Person who (i) is the Beneficial Owner of shares of Common Stock of the Company and either (a) has a Schedule 13G on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1(b) or (c) under the Exchange Act with respect to such holdings (and does not subsequently convert such filing to a Schedule 13D) or (b) has a Schedule 13D on file with the Securities and Exchange Commission and either has stated in its filing that it has no plan or proposal that relates to or would result in any of the actions or events set forth in Item 4 of Schedule 13D or otherwise has no intent to seek control of the Company or has certified to the Company that it has no such plan, proposal or intent (other than by voting the shares of the Common Stock of the Company over which such Person has voting power), (ii) acquires Beneficial Ownership of shares of Common Stock of the Company pursuant to trading activities undertaken in the ordinary course of such Person’s business and not with the purpose nor the effect, either alone or in concert with any Person, of exercising the power to direct or cause the direction of the management and policies of the Company or of otherwise changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act, or (iii) in the case of clause (i)(b) only, does not amend either its Schedule 13D on file or its certification to the Company in a manner inconsistent with its representation that it has no plan or proposal that relates to or would result in any of the actions or events set forth in Item 4 of Schedule 13D or otherwise has no intent to seek control of the Company (other than by voting the shares of Common Stock of the Company over which such Person has voting power).”

2.	The definition of “Specified Percentage” in Section 1(a) of the Agreement is hereby amended to replace “10%” with “15%”.

B.	Interpretation. The term “Rights Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

C.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

D.	Effectiveness. This Amendment shall be deemed effective as of the date first written above when this Amendment is executed by the Rights Agent and the Company and upon the delivery of the duly executed certificate required under Section 24 of the Agreement. Except as expressly amended hereby, all of the terms and provisions of the Agreement shall continue and remain in full force and effect, and each party hereto confirms, ratifies and approves each and every of its respective obligations under the Agreement, as amended by this Amendment.

E.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

F.	Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

TRIBUNE PUBLISHING COMPANY

By:	/s/ Terry Jimenez
	Name:	Terry Jimenez
	Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Kathy Heagerty
	Name:	Kathy Heagerty
	Title:	Manager, Client Management

[Signature Page to Amendment No. 2 to Rights Agreement]

CERTIFICATE

April 23, 2021

The undersigned, being a duly elected, qualified and acting officer of the Company, hereby certifies to the Rights Agent that the proposed amendments to the Agreement set forth in the foregoing Amendment are in compliance with the terms of Section 24 of the Agreement.

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IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

TRIBUNE PUBLISHING COMPANY

By:	/s/ Terry Jimenez
	Name:	Terry Jimenez
	Title:	Chief Executive Officer